Exhibit 99.7C

Participants Meeting

2014 HIT PARTICIPANTS MEETING The 2014 AnnuaL M eeting of Participants was held i n Was hi ngton, D .C., on Tuesday December 30, 2D14. The following matters were put to a rate of the Participants at the meeting through the solicitation of proxies:  Richard Ravitch was elected to chair the Board of Trustees by: votes for 2,878,330.219; no votes against; no votes abstaining; votes not cast 1,375,662. D96.  The table below details votes pertaining to Trustees who were reelected at the Annual Meeting. The following Trustees were not up for reelection and their terms of office continued after the meeting: Vincent Alva re;, James Bo land, Stephen Frank, Sean McGarvey, Elizabeth Shuler, Mar^n Spear, and Tony Stanley. Ernst & Young LLP was ratified as the HIT'S Independent Registered Public Accounting Firm by: votes for 2,873,330.219; no votes against; no votes abstaining; votes not cast 1,375,662.D96. Trustee Richard L. Trunnka Kenneth E. Rig maiden Jack Quinn •Votes not cast: 1,375,662.096. Votes For 2,878,192.557 2,878,33D.219 2,876,323.266 Vales Against a Votes Abstaining* 137.662 0 1,506.953